================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            STREAMLOGIC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            STREAMLOGIC CORPORATION
                         SUPPLEMENT TO PROXY STATEMENT
                             DATED OCTOBER 7, 1996

                               ---------------

  This Supplement (the "Supplement") supplements the Proxy Statement dated October 7, 1996 (the "Proxy Statement") with respect to a proposal (the "Proposal") regarding an offer by StreamLogic Corporation (the "Company") to exchange any and all of its 6% Convertible Subordinated Debentures due 2012 for cash, increasing rate promissory notes, common stock of the Company and warrants to purchase common stock of the Company, the consummation of such offer and the issuance of Common Stock, Promissory Notes and Warrants in connection with the Exchange. The termination date on which the proposal shall be deemed to have been approved if sufficient consents shall have been received and not revoked has been extended to November 20, 1996. Unless otherwise defined, capitalized terms used herein have the same meanings as in the Proxy Statement. EXCEPT AS SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THE PROPOSAL REMAIN AS SET FORTH IN THE PROXY STATEMENT.

RECENT DEVELOPMENTS

  On October 24, 1996, a Nasdaq Qualification Hearing with respect to the continued inclusion of the Company's Common Stock on the Nasdaq NMS was held in Washington, D.C. before a three-member panel of the National Association of Securities Dealers Inc. At such hearing, the Company requested that it be granted an extension until November 21, 1996 to meet the net tangible assets requirement for continued inclusion of its Common Stock on the Nasdaq NMS. On November 1, 1996, the Company received a determination from Nasdaq that its inclusion on the Nasdaq NMS would be continued through November 21, 1996 and thereafter, subject to the Company having net tangible assets not less than $10 million on or before such date.

  On October 16, 1996, the Company announced a plan to relocate its corporate headquarters and consolidate all of its manufacturing operations in Northern California. This cost saving measure calls for the closing of the company's current Chatsworth facility and relocation of its manufacturing operations, engineering and administration by early April 1997.

  Pursuant to the agreement relating to the Company's July 1, 1996 purchase of the hardware business of FWB Software Inc. ("FWB") and the Company's 11% equity investment in the software business retained by FWB, FWB was to receive additional shares or return shares of StreamLogic Common Stock such that the market value (based on the average price as defined in the Operating Agreement of FWB Software, LLC) of the shares contributed to FWB (1,256,123 shares were contributed to FWB effective July 1, 1996) would be equal to $7.5 million, such adjustment to have occurred on October 29, 1996. Such adjustment required the issuance of approximately 2,760,000 additional shares of StreamLogic Common Stock to FWB which issuance, if made, would have contravened the terms of Tender Agreement as well as certain Nasdaq rules relating to the issuance of 20% or greater of an issuer's outstanding common stock. The Company did not issue such additional shares to FWB on October 29, 1996, and on November 1, 1996 reached an agreement with FWB whereby the Company issued to FWB 1,380,000 additional shares of Common Stock, a $1.25 million promissory note bearing interest at Bank of America's reference rate plus 2% due November 1998 and secured by the Company's equity interest in FWB Software LLC and paid to FWB $500,000 in cash. In addition, the Company's equity interest in FWB Software LLC was reduced from 11% to 7.5%. After giving effect to the issuance

                               ---------------

  ANY CONSENT CARD EXECUTED AND DELIVERED BY A STOCKHOLDER, INCLUDING WITHOUT LIMITATION CONSENT CARDS DELIVERED PRIOR TO THE DATE HEREOF, MAY BE REVOKED BY DELIVERING WRITTEN NOTICE OF SUCH REVOCATION PRIOR TO THE EFFECTIVE DATE TO THE COMPANY AT THE FOLLOWING ADDRESS: STREAMLOGIC CORPORATION, 21329 NORDHOFF STREET, CHATSWORTH, CALIFORNIA 91311: ATTENTION: CHIEF FINANCIAL OFFICER

   THE TERMINATION DATE ON WHICH THE PROPOSAL SHALL BE DEEMED TO HAVE BEEN APPROVED IF SUFFICIENT CONSENTS SHALL HAVE BEEN RECEIVED AND NOT REVOKED HAS BEEN EXTENDED TO 5:00 P.M. NEW YORK CITY TIME ON NOVEMBER 20, 1996.

                The date of this Supplement is November 6, 1996 of the additional 1,380,000 shares of Common Stock to FWB, and assuming that 100% of the 6% Debentures are accepted for exchange pursuant to the Exchange Offer, the 2,636,123 shares of Common Stock owned by FWB represent approximately 7.6% of the outstanding shares of Common Stock, the 16,250,000 shares of Common Stock issued pursuant to the Exchange Offer represent approximately 47.0% of the outstanding shares of Common Stock, and the Warrants to purchase 3,000,000 shares of Common Stock issued pursuant to the Exchange Offer represent, when exercised and taken together with the Common Stock issued as part of the Tender Offer Consideration, approximately 51.3% of the outstanding shares of Common Stock (in each case, based on the number of shares outstanding as of August 5, 1996 and giving effect to the issuance of the additional shares to FWB and the issuance of shares in the Exchange Offer).

AMENDMENTS TO THE PROXY STATEMENT

  The following sections of the Proxy Statement have been modified as described below. Except as set forth below and elsewhere in this Supplement, the terms and conditions of the Proposal remain as stated in the Proxy Statement.

 GENERAL INFORMATION

  This section of the Proxy Statement has been amended by adding the following paragraph after the last paragraph on page 3:

  Stockholder Proposals

    Stockholder proposals for presentation at the annual meeting to be held in 1997 must be received at the Company's principal executive offices on or before November 20, 1996.

 BACKGROUND OF THE OFFER

  This section of the Proxy Statement has been amended by adding the following paragraph after the third paragraph on page 4:

    The Company has been advised by Loomis Sayles that it has no economic interests in any 6% Debentures, but that it and its affiliates have sole discretionary investment power with respect to the approximately $58 million principal amount of 6% Debentures held by the approximately 41 investors it advises. Such power constitutes "beneficial ownership" of such 6% Debentures within the meaning of such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

TERMS OF THE OFFER

  This section of the Proxy Statement has been amended by adding the following sentence after the first sentence of the first paragraph of such section on page 6:

  Tendering holders of 6% Debentures will not receive fractional shares of Common Stock in the Offer but instead will receive an additional cash payment in lieu thereof in an amount equal to the same fraction of the market price per share of Common Stock.

  This section of the Proxy Statement has been further amended by adding the following paragraph after the second paragraph of such section on page 6:

    The value of the Tender Offer Consideration, assuming that the Promissory Notes are valued at par, the shares of Common Stock are valued at $2.125 per share (based on the closing market price on October 3, 1996) and each Warrant to purchase 40 shares of Common Stock is valued at $40 (as estimated by the Company based on the Black-Scholes option pricing formula), is approximately $733.75 per $1,000 principal amount of 6% Debentures, or an aggregate of $55,031,250 if all of the 6% Debentures are tendered in the Offer. This amount represents a premium of $163.75 per $1,000 principal amount of 6% Debentures, or an aggregate premium of (assuming all of the 6% Debentures are tendered) $12,281,250, compared to the $570 market value per $1,000 face amount of the 6% Debentures on September 26, 1996 (the last day prior to the date the Second Amendment was publicly announced on which trades in the 6% Debentures were reported).

  This section of the Proxy Statement has been further amended by amending the phrase "in the sole judgment of the Board of Directors of the Company" to "in the reasonable judgment of the Board of Directors of the Company" in clause
(ii) of the fourth paragraph of such section beginning on page 6 and carrying-over to page 7.

  This section of the Proxy Statement has been further amended by adding the following sentence after the fourth paragraph of such section beginning on page 6 and carrying-over to page 7:

  The obligation of StreamLogic to consummate the Offer is also conditioned upon approval of the Proposal, the inclusion of the Common Stock on the Nasdaq NMS and certain customary conditions such as receipt of required governmental approvals and the like.

TRADING OF THE COMPANY'S SECURITIES

  This section of the Proxy Statement has been amended by adding the following information after the first paragraph of such section on page 7:

  The following table sets forth for the periods indicated the high and low closing prices for the Common Stock.

                           CALENDAR QUARTER                          HIGH   LOW
                           ----------------                          ----- -----
   1996:
     First Quarter.................................................. 5 1/8 1 3/8
     Second Quarter................................................. 8 5/8 3 1/2
     Third Quarter.................................................. 3 5/8    2
   1995:
     First Quarter..................................................   11  4 7/8
     Second Quarter................................................. 7 1/4 4 3/4
     Third Quarter.................................................. 7 3/8 5 3/8
     Fourth Quarter................................................. 5 3/8 6 1/8
   1994:
     First Quarter.................................................. 8 3/8 4 7/8
     Second Quarter................................................. 7 7/8 5 1/4
     Third Quarter.................................................. 7 1/4 5 3/8
     Fourth Quarter................................................. 9 1/2 6 1/8

  On June 14, 1996, September 13, 1996 and October 3, 1996, the last respective trading days prior to the date the Initial Tender Agreement, the First Amendment and the Second Amendment were each publicly announced, the closing sale price of the Common Stock as reported by Nasdaq NMS was 5 3/8, 3 1/16 and 2 1/8, respectively.

  At August 5, 1996, there were 622 record holders of the Company's Common
Stock.

PURPOSES AND CERTAIN EFFECTS OF THE PROPOSAL

  The sixth paragraph of this section on page 8 has been amended and restated in its entirety as follows:

    Significant Stockholder. Following consummation of the Offer, Loomis Sayles will advise, assuming that all of the investors it advises remain its clients (which investors may not be so obligated), investors holding approximately 38.7% of the outstanding Common Stock, and approximately 42.0% assuming exercise of all Warrants (in each case, based on the number of shares outstanding on August 5, 1996 and giving effect to the issuance of shares in the Offer). In addition, the Company has agreed to include two persons designated by investors advised by Loomis Sayles on its Board of Directors prior to or on the Expiration Date, and to include two persons designated by investors advised by Loomis Sayles in management's slate of nominees in future elections, until such time investors advised by Loomis Sayles no longer own at least 28% of the outstanding Common Stock of StreamLogic. The Company expects that Loomis Sayles will make recommendations to the investors it advises with respect to the selection of such directors. Nasdaq representatives have advised the Company that, under Nasdaq rules, the consummation of the Exchange Offer may be deemed to constitute a change in control of the Company.

DESCRIPTION OF 6% DEBENTURES

  This section of the Proxy Statement has been amended by adding the following paragraph after the last paragraph on page 12:

    Accrued Interest to the Expiration Date. Accrued and unpaid interest will not be paid with respect to 6% Debentures tendered in the Offer. As of November 20, 1996, there will be $41.33 of accrued and unpaid interest for each $1,000 face amount of 6% Debentures, or an aggregate of $3,100,000 with respect to all of the outstanding 6% Debentures. If the Expiration Date is extended beyond November 20, 1996, interest will accrue at a rate of $0.17 per day for each $1,000 face amount of 6% Debentures, or an aggregate of $12,500 per day with respect to all of the outstanding 6% Debentures.

DESCRIPTION OF PROMISSORY NOTES

  This section of the Proxy Statement has been amended by adding the following sentence at the end of the third paragraph on page 16:

    As of September 30, 1996, the Company had outstanding $3.2 million principal amount of secured indebtedness that would otherwise be pari passu to the Promissory Notes, which are unsecured, and no unsecured indebtedness that would rank pari passu with the Promissory Notes or indebtedness that would rank senior to the Promissory Notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet on page D-3 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations beginning on page D-4 have been amended to remove from the pro forma statements of operations and include in the calculation of pro forma gain a provision for the expected interest payment obligations on the Promissory Notes pursuant to Financial Accounting Standards Board Statement No. 15, and to include the pro forma effect on the pro forma statements of operations for the three-month period ended March 29, 1996 and the year ended December 29, 1995 of the sale of the Company's drive business and the commencement of the OEM Supply Agreement between the Company and Micropolis (S) Pte Ltd as of March 29, 1996. The amended and restated Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations read in their entirety as follows:

                         UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                                       JUNE 28, 1996
                                              ---------------------------------
                                                                    STREAMLOGIC
                                              STREAMLOGIC EXCHANGE  CORPORATION
                                              CORPORATION OFFER(1)   PRO FORMA
                                              ----------- --------  -----------
                   ASSETS
Current assets:
  Cash, cash equivalents and short-term in-
   vestments.................................  $  45,859  $(10,000)  $  35,859
  Accounts receivable, net...................      8,144       --        8,144
  Receivable from Singapore Technologies.....      1,000       --        1,000
  Inventories................................      8,025       --        8,025
  Other current assets.......................      1,200       --        1,200
                                               ---------  --------   ---------
    Total current assets.....................     64,228   (10,000)     54,228
Property, plant and equipment, net...........      5,639       --        5,639
Other assets.................................      1,884    (1,200)        684
                                               ---------  --------   ---------
                                               $  71,751  $(11,200)  $  60,551
                                               =========  ========   =========
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFI-
                     CIT)
Current liabilities:
  10% Subordinated Notes.....................  $  10,000  $    --    $  10,000
  Current maturities of long-term debt.......      3,750    (3,750)        --
  Accounts payable...........................      6,302       --        6,302
  Other accrued liabilities..................     10,862     1,638      12,500
                                               ---------  --------   ---------
Total current liabilities....................     30,914    (2,112)     28,802
Unsecured promissory notes, due 1998.........        --      8,500       8,500
Long term debt...............................     71,250   (71,250)        --
Deferred income taxes........................      1,720       --        1,720
Shareholders' equity (deficit):
    Common stock.............................     15,673    16,250      31,923
    Additional paid-in capital...............    112,735    25,750     138,485
    Accumulated deficit......................   (160,541)   11,662    (148,879)
                                               ---------  --------   ---------
    Total shareholders' equity (deficit).....    (32,133)   53,662      21,529
                                               ---------  --------   ---------
                                               $  71,751  $(11,200)  $  60,551
                                               =========  ========   =========

-------
(1) To give effect to the payment of cash and issuance of Common Stock and Warrants pursuant to the Exchange assuming the holders of 100% of the outstanding debentures accept the exchange. The pro forma gain application to the above proposed Exchange after estimated adjustments (assuming 100% participation by the holders) is:

   Face value of debentures........................................... $ 75,000
   Cash consideration.................................................   (9,000)
   Unsecured promissory notes.........................................   (8,500)
   Accrual of interest on unsecured promissory notes..................   (2,550)
   Common Stock issued................................................  (39,000)
   Reversal of accrued interest on debentures.........................    1,312
   Transaction fees...................................................   (1,000)
   Charge off unamortized bond issuance cost..........................   (1,200)
   Value of Warrants issued...........................................   (3,000)
                                                                       --------
                                                                         12,062
   Book provision for income tax......................................      400
                                                                       --------
   Pro forma gain..................................................... $ 11,662
                                                                       ========

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED JUNE 28, 1996
                                               ---------------------------------
                                                                    STREAMLOGIC
                                               STREAMLOGIC EXCHANGE CORPORATION
                                               CORPORATION OFFER(2) PRO FORMA(3)
                                               ----------- -------- ------------
Net sales.....................................   $11,189    $  --     $11,189
Cost of sales.................................    10,467       --      10,467
                                                 -------    ------    -------
Gross profit..................................       722       --         722
Operating expenses:
  Research and development....................     2,465       --       2,465
  Selling, general and administrative.........     2,771       --       2,771
                                                 -------    ------    -------
  Total operating expenses....................     5,236       --       5,236
                                                 -------    ------    -------
Loss from operations..........................    (4,514)      --      (4,514)
Interest income (expense), net................    (1,025)    1,125        100
                                                 -------    ------    -------
Loss before income taxes......................    (5,539)    1,125     (4,414)
Income tax provision..........................         8       --           8
                                                 -------    ------    -------
Net loss......................................   $(5,547)   $1,125    $(4,422)
                                                 =======    ======    =======
Loss per share................................   $  (.36)             $  (.14)
                                                 =======              =======
Weighted average shares outstanding...........    15,608    16,250     31,858
                                                 =======    ======    =======

--------
(2) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $1,125. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(3) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      THREE MONTHS ENDED MARCH 29, 1996
                         -----------------------------------------------------------
                                      SALE OF     OEM SUPPLY            STREAMLOGIC
                         STREAMLOGIC DISK DRIVE   AGREEMENT    EXCHANGE CORPORATION
                         CORPORATION ASSETS(6)  ADJUSTMENTS(6) OFFER(4) PRO FORMA(5)
                         ----------- ---------- -------------- -------- ------------
Net sales...............  $ 24,408    $(17,670)     $ --       $   --     $ 6,738
Cost of sales...........    40,799     (35,613)       504          --       5,690
                          --------    --------      -----      -------    -------
Gross loss..............   (16,391)     17,943       (504)         --       1,048
Operating expenses:
  Research and develop-
   ment.................     8,874      (6,117)       --           --       2,757
  Selling, general and
   administrative.......     8,836      (6,118)       --           --       2,718
                          --------    --------      -----      -------    -------
  Total operating ex-
   penses...............    17,710     (12,235)       --           --       5,475
                          --------    --------      -----      -------    -------
Loss from operations....   (34,101)     30,178       (504)         --      (4,427)
Interest income (ex-
 pense), net............    (1,854)        --         --         1,125       (729)
                          --------    --------      -----      -------    -------
Loss before income tax-
 es.....................   (35,955)     30,178       (504)       1,125     (5,156)
Income tax provision ...       252         --         --           --         252
                          --------    --------      -----      -------    -------
Net loss................  $(36,207)   $ 30,178      $(504)     $ 1,125    $(5,408)
                          ========    ========      =====      =======    =======
Net loss per share......  $  (2.32)                                       $  (.17)
                          ========                                        =======
Weighted average shares
 outstanding............    15,580                              16,250     31,830
                          ========                             =======    =======

--------
(4) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $1,125. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(5) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.
(6) Adjustments to illustrate the effect on revenues, cost of sales and operating expenses by the disk drive business which was sold as of March 29, 1996 and the OEM Supply Agreement between the Company and Micropolis
    (S) Pte Ltd entered into on March 29, 1996. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporated herein.)

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        YEAR ENDED DECEMBER 29, 1995
                         -----------------------------------------------------------
                                      SALE OF
                                       DISK       OEM SUPPLY            STREAMLOGIC
                         STREAMLOGIC   DRIVE      AGREEMENT    EXCHANGE CORPORATION
                         CORPORATION ASSETS(9)  ADJUSTMENTS(9) OFFER(7) PRO FORMA(8)
                         ----------- ---------  -------------- -------- ------------
Net sales...............  $211,264   $(171,921)    $   --       $  --     $ 39,343
Cost of sales...........   205,628    (176,336)      2,372         --       31,664
                          --------   ---------     -------      ------    --------
Gross profit (loss).....     5,636       4,415      (2,372)        --        7,679
Operating expenses:
  Research and develop-
   ment.................    42,469     (28,826)        --          --       13,643
  Selling, general and
   administrative.......    44,274     (30,614)        --          --       13,660
                          --------   ---------     -------      ------    --------
  Total operating ex-
   penses...............    86,743     (59,440)        --          --       27,303
                          --------   ---------     -------      ------    --------
Loss from operations....   (81,107)     63,855      (2,372)        --      (19,624)
Interest income (ex-
 pense), net............    (4,242)        --          --        4,500         258
                          --------   ---------     -------      ------    --------
Loss before income tax-
 es.....................   (85,349)     63,855      (2,372)      4,500     (19,366)
Income tax benefit......    (1,061)        --          --          --       (1,061)
                          --------   ---------     -------      ------    --------
Net loss................  $(84,288)  $  63,855     $(2,372)     $4,500    $(18,305)
                          ========   =========     =======      ======    ========
Net loss per share......  $  (5.46)                                       $   (.58)
                          ========                                        ========
Weighted average shares
 outstanding............    15,445                              16,250      31,695
                          ========                              ======    ========

--------
(7) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $4,500. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(8) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.
(9) Adjustments to illustrate the effect on revenues, cost of sales and operating expenses by the disk drive business which was sold as of March 29, 1996 and the OEM Supply Agreement between the Company and Micropolis
    (S) Pte Ltd entered into on March 29, 1996. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporated herein.)

APPENDIX B--FORM OF INDENTURE

  Section 3.01 of Appendix B on page B-5 has been amended by changing the phrase "on overdue principal at the rate equal to 2% per annum" to "on overdue principal and interest at the rate equal to 2% per annum" in the second line of the second paragraph of such section.

  Exhibit A of Appendix B on page B-A-2 has been amended by changing the phrase "360-day year" to "365-day year" in the fourth line of the first paragraph on such page.

APPENDIX D--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--RECENT DEVELOPMENTS


  This section of the Proxy Statement has been amended by adding the following sentence at the end of the first paragraph of such section on page D-16:

  The Company currently estimates that its cash position as of November 1, 1996, after giving effect on a pro forma basis to the consummation of the Exchange Offer (assuming 95% of the 6% Debentures are exchanged) and the completion of the transaction with FWB as amended, would have been approximately $9 million.

                                 CONSENT CARDS

  The Company has not printed and distributed new consent cards. Stockholders should use the originally distributed consent cards to indicate consent to the Proposal.

  Any consent card executed and delivered by a stockholder, including without limitation consent cards delivered prior to the date hereof, may be revoked by delivering written notice of such revocation prior to the Effective Date to the Company at the following address:

                            Streamlogic Corporation
                             21329 Nordhoff Street
                          Chatsworth, California 91311
                       Attention: Chief Financial Officer

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